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                       EMPLOYMENT AGREEMENT

     THIS AGREEMENT is entered into on the 16th day of May, 1995, by and between JOHN ARMISTEAD CONWAY, JR., whose address is 202 Brae Burn Drive, Jackson, Mississippi 39211 (herein called the "Employee") and CONWAY COMPUTER GROUP, INC., a Delaware corporation ("CCG"), whose address is 6360 Interstate 55 North, Suite 300, Jackson, Mississippi 39211.

                       W I T N E S S E T H:

     WHEREAS, CCG is engaged in the business of computer software development, license, sale and service (including, without limitation, computer software which addresses the health care and workers' compensation markets), the remarketing of hardware, equipment and software (including the hardware and software of IBM), computer consulting services, educational services, computer connectivity and communications products and services;

     WHEREAS, CCG desires to obtain the services of the Employee as President of CCG and the Employee is willing to render such services to CCG upon the terms and conditions herein set forth; and

     WHEREAS, this Employment Agreement was a condition precedent to the acquisition by CCG of all of the business of Conway Computer Consultants, Inc. ("CCC"), Conway Computer Applications, Inc. ("CCA") and Conway Computer Investments, Inc. ("CCI") and the Employee, as a shareholder of CCC, CCA and CCI, derived a substantial benefit from the consideration paid by CCG in connection with such acquisitions;

     NOW, THEREFORE, in consideration of the mutual promises set forth herein and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties agree as follows:

1.   DUTIES AND SALARY.

     (a) CCG agrees to employ the Employee and the Employee agrees to accept employment by CCG on a full-time basis as President of CCG at a base salary of $12,500.00 per month payable during the Term of Employment, as hereinafter defined. Such salary may be increased from time to time in the discretion of the CCG Board of Directors.

     (b) The Employee hereby agrees to undertake such travel as may be required in the performance of his duties. The reasonable travel expenses of the Employee shall be reimbursed in accordance with CCG's reimbursement policy, in effect from time to time. The Employee shall not be required to relocate from the Jackson, Mississippi area without his consent.

     (c) The Employee shall carry out his duties under the general supervision of CCG.

     (d)  The   Employee's   duties   shall   include   the    duties   and
responsibilities identified on Schedule I attached hereto. The Employee shall perform such other tasks and duties as may be assigned by CCG, from time to time and CCG reserves the right to change the office and/or position of the Employee within CCG, so long as such change is mutually acceptable. The Employee shall devote his full time, attention, skill and
efforts to the tasks and duties assigned by CCG.   The  Employee  shall not
provide services, for compensation, to any other person or business entity while employed by CCG without the written consent of CCG.
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2.   TERM  OF  EMPLOYMENT.   This  Agreement  shall commence as of the date
hereof  and  shall end two (2) years from the date  hereof  (the  "Term  of
Employment"),   unless   terminated   earlier  as  provided  herein.   Upon
expiration of the initial Term of Employment, unless earlier terminated as provided herein, the Employee shall be employed as a temporary, on-call employee. The terms and provisions of such employment as a temporary, on-call employee are defined in Section 16 below.

3. TERMINATION BEFORE EXPIRATION OF TERM OF EMPLOYMENT. The termination of the employment of the Employee during the initial Term of Employment shall occur in one of the following ways:

     (a) BY CCG, FOR CAUSE. Termination by CCG shall be deemed to be for cause only upon:

           (i) Employee's conviction of or pleading guilty to a felony;

          (ii) Refusal or failure by the Employee, without reasonable excuse or proper authorization, to carry out any reasonable instructions of CCG consistent with Employee's rights or duties as set forth in this Agreement;

         (iii) Material breach of this Agreement or any material breach of any agreement with CCG;

          (iv) The Employee's demonstration of negligence or willful misconduct in the execution of his duties, including without limitation breach of fiduciary duty or the duty of loyalty owed CCG.

     If CCG intends to terminate for cause, CCG shall provide notice to Employee of intent to terminate his employment, stating the termination provision in this Agreement relied upon and setting forth in reasonable detail the facts and circumstances claimed to provide a basis for termination under the provisions so indicated, and shall provide Employee with an opportunity to cure the alleged default or breach within thirty
(30) days of receipt of the notice, provided that if the matter is not curable within such thirty (30) day period, the Employee shall not be deemed in default if the Employee commences immediately to cure the matter and proceeds diligently thereafter to complete the cure, further provided that the alleged breach or default must be cured within ninety (90) days of receipt of the notice. CCG shall not be required to give more than one notice with respect to the same matter. Notwithstanding the foregoing, no notice and no cure right shall be required with respect to termination for cause under 3(a)(i) or an act involving theft of information or property of CCG.

     (b) BY CCG, WITHOUT CAUSE. Any termination of Employee by CCG for reasons other than as set forth in subsections 3(a), (e) or (f) shall be a termination without cause. CCG may terminate the employment of Employee without cause by thirty (30) days' prior written notice at any time.

     (c) BY EMPLOYEE, FOR GOOD REASON. Termination by the Employee shall be deemed for good reason because of a material breach by CCG of this Agreement including, without limitation, making a material change in the Employee's duties, responsibilities or authority as set forth in this
Agreement, without his express written consent.   In  all  cases  in  which
Employee  intends  to terminate for Good Reason, the Employee shall provide
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CCG with notice of intent  to  terminate  this Agreement, stating the facts and circumstances giving rise to a breach of this Agreement claimed to provide a basis for termination under the provisions so indicated, and shall provide CCG with an opportunity to cure the alleged default or breach within thirty (30) days of receipt of the notice, provided that if the matter is not curable within such thirty (30) day period, CCG shall not be deemed in default if it commences immediately to cure the matter and proceeds diligently thereafter to complete the cure, further provided that the alleged breach or default must be cured within ninety (90) days of
receipt of the notice.   Employee  shall  not be required to give more than
one such notice with respect to the same matter.

     (d) BY THE EMPLOYEE, WITHOUT GOOD REASON. Any termination by Employee for reasons other than as set forth in subsections 3(c), (e) or
(f) shall be a termination without good reason. The Employee may terminate his employment without good reason upon thirty (30) days' prior written notice at any time.

     (e)  DEATH OF THE EMPLOYEE.

     (f) DISABILITY OF EMPLOYEE. If, during the Term of Employment, a physician selected by CCG determines that the Employee has become physically or mentally disabled so as to be unable to carry out the normal and usual duties of his employment for three (3) continuous months, and reasonable accommodation cannot be made to allow the Employee to continue to perform his duties full-time, his employment hereunder may be terminated at the election of CCG or the Employee.

4.   CONSEQUENCES OF TERMINATION.   The  termination  of  the employment of
Employee will cause the following results:

     (a) If the termination is by CCG for cause, or is by the Employee under Section 3(d) above, the following payments shall be made:

           (i) CCG will pay the Employee within five (5) days after the date of termination any unpaid salary prorated to the date of termination, the amount of any accrued annual vacation pay to which he may be entitled under CCG's vacation plan and benefits, with such compensation and benefits (if any) paid only through the date termination occurs.

          (ii) the Employee shall pay to CCG as liquidated damages and not as a penalty an amount equal to $3,125.00 multiplied by the number of full months remaining after the date of termination until expiration of the initial Term of Employment assuming the Term of Employment is not terminated early. For example, if employment is terminated 11 months after the date hereof, the liquidated damages would be $40,625.00 ($3,125.00 X 13 months). The liquidated damages shall be paid in equal, consecutive monthly installments without interest commencing 30 days after termination, provided that, if any monthly installment is not paid within 10 days after notice of default, the entire amount of liquidated damages shall be paid in lump sum immediately. The liquidated damages may be prepaid.

     (b) If the termination is by CCG under Section 3(b) above, or is by the Employee for good reason, CCG shall pay to the Employee, in addition to the amounts set forth in 4(a)(i) above, as liquidated damages and not as a
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penalty,  an  amount  equal  to $3,125.00 multiplied by the number of  full months remaining after the date of termination until expiration of the initial Term of Employment assuming the Term of Employment is not
terminated   early.   For  example,  if  employment is terminated 11 months
after  the  date  hereof,  the  liquidated  damages   would  be  $40,625.00
($3,125.00 X 13 months). The liquidated damages shall be paid in equal, consecutive monthly installments without interest commencing 30 days after termination, provided that, if any monthly installment is not paid within 10 days after notice of default, the entire amount of liquidated damages shall be paid in lump sum immediately. The liquidated damages may be prepaid.

     (c) If both parties have grounds for termination under Sections 3(a) and 3(c), such termination shall be deemed to be by mutual consent and neither party shall owe the other party the liquidated damages set forth above in Sections 4(a)(ii) or 4(b).

     (d) In the event of the Employee's death or disability, the following provisions will apply:

           (i) Upon his death, the Employee's estate will be entitled to receive the amount set forth in Section 4(a)(i) and the benefits set forth in any plans of CCG then in effect and applicable under the circumstances. The Employee or his estate shall be entitled to no other compensation or benefits in the event of death.

          (ii) Upon termination on account of disability, Employee will be entitled to receive the amount set forth in Section 4(a)(i) and the benefits set forth in any plans of CCG then in effect and applicable under the circumstances. The Employee or his personal representative shall be entitled to no other compensation or benefits in the event of disability.

     (e) The Employee shall not be required to mitigate the amount of payment provided for in this Section 4 by seeking employment.

     (f) The amounts set forth above in this Section 4 shall be paid and received in complete discharge of any other obligation of CCG to Employee or Employee to CCG resulting from termination of his employment.

5.   FRINGE BENEFITS.

     The Employee shall participate in any group health insurance, vacation and sick leave plans, and other benefit plans available to all employees of CCG in accordance with their terms and conditions which may be amended or terminated by CCG at any time.

6.   NON-DISCLOSURE COVENANTS AND PROPRIETARY MATTERS.

     (a) Unless authorized or instructed in writing by CCG, the Employee shall not, except as required in the conduct of CCG's business, during or at any time after the Term of Employment, disclose to others, or use, any of CCG's inventions or discoveries or its respective secret or confidential information or data (oral, written, or in machine readable form) which the Employee may obtain during the course of or in connection with the Employee's employment (or employment or affiliation with any company that transfers to CCG such information or data), including such inventions, discoveries, information, know-how or data relating to machines, equipment,
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products, systems, software, contracts,  contract  performance, research or development, designs, computations, formulas, processes, manufacturing procedures, business methods, customer lists, and suppliers, whether or not developed by the Employee, by others in CCG or obtained by CCG from third parties, and irrespective of whether or not such inventions, discoveries, information, knowledge or data have been identified by CCG as secret or confidential, unless and until, and then to the extent and only to the extent that, such inventions, discoveries, information, knowledge or data become available to the public otherwise than by the Employee's act or omission.

     (b) The Employee shall not, except as required in the conduct of CCG's business, disclose to others, or use, any of the information (which, if disclosed or used, could be harmful to CCG) relating to present and prospective customers of CCG, business dealings with such customers, prospective sales and advertising programs and agreements with representatives or prospective representatives of CCG, present or prospective sources of supply or any other business arrangements of CCG, including but not limited to customers, customer lists, costs, prices and earnings, whether or not such information is developed by the Employee, by others in CCG or obtained by CCG from third parties, and irrespective of whether or not such information has been identified by CCG as secret or confidential, unless and until, and then to the extent and only to the extent that, such information becomes available to the public otherwise than by the Employee's act or omission.

     (c) The Employee agrees to disclose immediately to CCG or any persons designated by it and to assign to CCG or its successors or assigns, all inventions made, discovered, or first reduced to practice by the Employee, solely or jointly with others, during the Term of Employment or within a period of six months from the date of termination of such employment (either during or outside of the Employee's working hours and either on or off CCG's premises), which inventions are made, discovered or conceived either in the course of such employment, or with the use of CCG's time, material, facilities or funds, or which are directly related to any investigations or obligations undertaken by CCG; and the Employee hereby grants and agrees to grant the right to CCG and its nominees to obtain, for its own benefit and in its own name (entirely at its expense) patents and patent applications including original, continuation, reissue, utility and design patents, and applications, patents of addition, confirmation patents, registration patents, petty patents, utility models, and all other types of patents and the like, and all renewals and extensions of any of them for those inventions in any and all countries; and the Employee shall assist CCG, at CCG's expense, without further charge during the term of the Employee's employment, and after termination of the Employee's employment at the same base salary rate (excluding any bonuses, incentive or deferred compensation or other benefits and based upon a forty hour work week) as during the last year of the Employee's employment (determined on an hourly basis for this purpose), through counsel designated by CCG, to execute, acknowledge, and deliver all such further papers, including assignments, applications for Letters Patent (of the United States or of any foreign country), oaths, disclaimers or other instruments and to perform such further acts, including giving testimony or furnishing evidence in the prosecution or defense of appeals, interferences, suits and controversies relating to any aforesaid inventions as may reasonably be deemed necessary by CCG or its nominees to effectuate the vesting or perfecting in CCG or its nominees of all right, title and interest in and to said inventions, applications and patents.

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     (d)  The Employee agrees to disclose immediately to CCG or any persons designated by it and  to assign to CCG, at its option, or its successors or
assigns,  all  works  of  authorship,   including  all  writings,  computer
programs, software, and firmware, written or created by the Employee solely or jointly with others, during the course of his employment by CCG (either during or outside of the Employee's working hours and either on or off CCG's premises), which works are made or conceived either in the course of such employment, or with the use of CCG's time, material, facilities or funds, or which are directly related to any investigations or obligations undertaken by CCG; and the Employee hereby agrees that all such works are works made for hire, of which CCG is the author and the beneficiary of all rights and protections afforded by the law of copyright in any and all countries; and the Employee will assist CCG at CCG's expense without further charges during the term of his employment, and after termination of his employment at the same base salary rate (excluding any bonuses, incentive or deferred compensation or other benefits) as during the last year of his employment (determined on an hourly basis for this purpose assuming a forty hour work week), through counsel designated by CCG, to execute, acknowledge, and deliver all such further papers, including assignments, applications for copyright registration (in the United States or in any foreign country), oaths, disclaimers or other instruments, and to perform such further acts, including giving testimony or furnishing evidence in the prosecution or defense of appeals, interferences, suits and controversies relating to any aforesaid works, as may be deemed necessary by CCG or by its nominees to effectuate the vesting or perfecting in CCG or its nominees of all rights and interest in and to said works and copies thereof, including the exclusive rights of copying and distribution.

     (e) The Employee shall keep complete, accurate and authentic accounts, notes, data and records of all inventions made, discovered or developed and all works of authorship written or created by the Employee as aforesaid in the manner and form requested by CCG.

     (f) All computer or other hardware, computer software, computer programs, source codes, object codes, magnetic tapes, printouts, samples, notes, records, reports, documents, customer lists, photographs, catalogues and other writings, whether copyrightable or not, relating to or dealing with CCG's business and plans, and those of others entrusted to CCG, which are prepared or created by the Employee or which may come into his possession during or as a result of his employment, are the property of CCG, as applicable, and upon termination of his employment, the Employee agrees to return all such computer software, computer programs, source codes, object codes, magnetic tapes, printouts, samples, notes, records, reports, documents, customer lists, photographs, catalogues and writings and all copies thereof to CCG.

7. NON-SOLICITATION AND NON-COMPETITION. During the "Restriction Period" (as hereinafter defined), the Employee shall not directly or indirectly:

     (a) Solicit the business of CCG from any customer of CCG or any entity controlled by CCG or solicit any employees of CCG to leave the employ of CCG.

     (b) Directly or indirectly, hire any employees or former employees of CCG or any entity controlled by CCG or cause any entity with which the Employee is affiliated to hire any such employees or former employees of CCG.
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     (c)  Engage in, represent  in  any  way  or  be  connected  with, as a consultant, officer, director, partner, employee, sales representative, proprietor, member, stockholder (except for stock ownership of less than 1% in a publicly owned corporation) or otherwise, any business competing with the business of CCG as conducted by CCG on the date hereof or during the
period   of  Employee's  employment  by  CCG  within  the  "Territory"  (as hereinafter defined).

     As used herein, the Restriction Period shall mean the period while the Employee is employed by CCG and two (2) years after the date the Employee ceases to be employed by CCG. As used herein, the Territory shall mean the States of Mississippi, Louisiana, Arkansas, Alabama, Tennessee, Florida and Georgia.

8. NO CONFLICT. Employee represents and warrants that he is not a party to or otherwise subject to or bound by the terms of any contract, agreement or understanding which in any manner would limit or otherwise affect his ability to perform his obligations hereunder, including without limitation any contract, agreement or understanding containing terms and provisions similar in any manner to those contained in Sections 6 and 7 hereof. Employee covenants to indemnify and hold CCG and any of its affiliates harmless from any cost or damages resulting from any breach of the provisions of this Agreement.

9.   SURVIVAL OF COVENANTS, EFFECT.

     (a) The covenants on the part of the Employee contained or referred to in Sections 6 and 7 above shall survive termination of this Agreement, and the existence of any claim or cause of action of the Employee against CCG, whether predicated on this Agreement or otherwise. The Employee agrees that a remedy at law for any breach of the foregoing covenants contained or referred to in Sections 6 and 7 would be inadequate, that CCG would suffer irreparable harm as a result and that CCG shall be entitled to a temporary and permanent injunction or an order for specific performance of such covenants without the necessity of proving actual damage to CCG and without the posting of any bond or other security. Any breach of this Agreement by CCG shall not release the Employee from his obligations under Sections 6 and 7 hereof.

     (b) The Employee hereby represents and acknowledges that CCG is relying on the covenants in Sections 6 and 7 in entering into this Agreement as well as the acquisition of CCC and the assets of CCA and CCI and that the restrictions in Sections 6 and 7 are fair and reasonable. The Employee acknowledges that CCG intends to do business throughout the United States and that the geographic scope of the covenants in Section 7 is reasonable and necessary to protect the interests of CCG.

     (c) It is the intent of the parties that the provisions of Sections 6 and 7 shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which enforcement is sought. If any particular provision of Sections 6 and 7 shall be adjudicated to be invalid or unenforceable, such provision(s) of Sections 6 and 7 shall be deemed amended to provide restrictions to the fullest extent permissible and consistent with applicable law and policies, and such amendment shall apply only with respect to the particular jurisdiction in which such
adjudication  is  made.   If  such  deemed  amendment is not allowed by the
adjudicating body, the offending provision, only,  shall be deleted and the
remainder of Sections 6 and 7 shall not be effected.   The restrictions set
forth  in  Sections  6 and 7 shall be in addition to, independent  of,  and
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shall not be affected  by  any other restrictions which may be contained in the Asset Purchase Agreement and Merger Agreement between CCG and the Employee of even date herewith.

10.  ASSIGNMENT.

     The rights and obligations of CCG under this Agreement may be assigned by CCG to any successors in interest of CCG of that part of the business of CCG to which this Agreement applies or to its respective affiliates. This Agreement may not be assigned and any duties of the Employee may not be delegated by the Employee, but any amounts owing to the Employee upon his death shall inure to the benefit of his estate.

11.  NOTICES.

     All notices or other communications which may be or are required to be given, served or sent by either party to the other party pursuant to this Agreement shall be in writing, addressed to its/his residence or place of business as set forth above, and shall be mailed by first-class certified mail, return receipt requested, postage prepaid, next-day air delivery, or transmitted by facsimiles or hand delivery. Such notice or other communication shall be deemed sufficiently given, served, sent or received for all purposes at such time as it is delivered to the addressee or at such time as delivery is refused by the addressee upon presentation. Each party may designate by notice in writing an address to which any notice or communication may thereafter be so given, served or sent.

12.  APPLICABLE LAW JURISDICTION.

     This Agreement has been negotiated and executed in the State of Mississippi, and it shall be governed by, construed and enforced in accordance with the internal substantive laws and not the choice of law rules of the State of Mississippi.

13.  EFFECTIVENESS/INTERPRETATION.

     The parties acknowledge and agree that this Agreement has been negotiated at arm's length between parties equally sophisticated and knowledgeable in the matters dealt with herein. Each party has been represented by counsel of its or his own choosing. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in the Agreement against the party that drafted it is not applicable and is waived.

14.  SEVERABILITY.

     If any of the articles, sections, paragraphs, clauses or provisions of this Agreement shall be held by a court of last resort to be invalid, the remainder of this Agreement shall not be affected thereby.

15.  ENTIRE AGREEMENT.

     The foregoing contains the entire agreement between the parties relating to the subject matter of this Agreement, and may not be altered or amended except by an instrument in writing approved by CCG and signed by the parties hereto, and this Agreement supersedes all prior understandings and agreements relating to employment of the Employee by CCG. The waiver of any rights under this Agreement on any one or more occasions shall not constitute a waiver on any subsequent occasion.
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16.  TEMPORARY, ON-CALL EMPLOYMENT.  After  the  initial  two-year  Term of
Employment  and  provided  such  employment  has not terminated pursuant to
Section 3 hereof prior to expiration of the term of employment, the Employee shall become a temporary, on-call employee of CCG. The terms and conditions relating to such employment as a temporary, on-call employee of CCG are as follows:

     (a) The Employee shall render consulting services to CCG on an as needed basis at the request of CCG, but in no event shall Employee be required to devote more than 50 hours per month to consulting services for CCG.

     (b) The Employee shall not be restricted with respect to other employment provided such other employment does not unreasonably interfere with his ability to render consulting services to CCG and provided further that such employment is not in competition with CCG. It is intended hereby that the restrictive covenants of Sections 6 and 7 shall continue to apply to the Employee as a temporary, on-call employee.

     (c)  The Employee shall not have the duties set forth in Section 1 and
Schedule I hereof and shall not be an officer of CCG.

     (d) The salary set forth in Section 1 hereof shall terminate after the initial two year Term of Employment. As a temporary, on-call employee of CCG, the Employee shall receive the sum of $4,166.66 per month even though in any one month the Employee performs less than 50 hours of consulting services to CCG or in any one month CCG requests no such consulting services.

     (e) At the end of the two year period during which Employee is a temporary, on-call employee, his employment with CCG shall terminate unless by material written agreement the parties continue the employment relationship after such date.

     IN WITNESS WHEREOF, CCG has caused this Agreement to be executed by its duly authorized officers and the Employee has hereunto set his hand as of the date first above written.


                              CONWAY COMPUTER GROUP, INC.


                              By:  Michael J. Mruz
                                 ---------------------------
                                   Its:   Vice President
                                       ---------------------



                                   John Armistead Conway, Jr.
                              -------------------------------------
                              JOHN ARMISTEAD CONWAY, JR., Employee

                            SCHEDULE I

                        DUTIES OF EMPLOYEE

                        John A. Conway, Jr.
                             President



The President has responsibility for overall corporate operations and personnel administration. He must insure that plans are created and programs implemented that will ensure the achievement of both CCG and NRC corporate goals as set by the Board of Directors and the Shareholders.


At a minimum, the President must be concerned with profitability, financial matters and reporting of same both at CCG and to NRC, employee satisfaction and morale, consumer satisfaction, and maintaining proper business processes, policies, and procedures. In addition to duties as the President of CCG, he should be available to fulfill duties as a corporate officer of NRC or any other such duties as he may be assigned by the Board or NRC.